15 Sunnen Drive, Suite 108
St. Louis, MO 63143-3819

Phone 314-615-1301
Fax 314-615-1298
Web www.uhy-us.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No.19 to Registration Statement 333-30221 on Form N-1A of Builders Fixed Income Fund, Inc. of our report dated March 1, 2007, appearing in the Annual Report to Shareholders for the year ended December 31, 2006, in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the caption Financial Statements in such Statement of Additional Information. We also consent to the reference to us under the caption Financial Highlights in the Prospectus, which is also part of such Registration Statement.

St. Louis, Missouri

April 27, 2007